EXHIBIT 23--Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report, as amended, (Form 10-K/A No. 1) of Delta Woodside Industries, Inc. of our report dated August 17, 1994, except for the third paragraph of Note D, as to which the date is September 7, 1994, included in the 1994 Annual Report to Shareholders of Delta Woodside Industries,Inc.

Our audits also included the financial statement schedules of Delta Woodside Industries, Inc. listed in the Index at Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38930) pertaining to the Delta Woodside Industries, Inc. Stock Option Plan and in the Registration Statement (Form S-8 No. 33-38931) pertaining to the Delta Woodside Industries, Inc. Incentive Stock Award Plan, of our report dated August 17 1994, except for the third paragraph of Note D, as to which the date is September 7, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report, as amended, (Form 10-K/A
No. 1) of Delta Woodside Industries, Inc.



                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Greenville, South Carolina
October 14, 1994